RG America Provides Guidance for the 4th Quarter and 2005 Year-End

Company Expects Growth of Over 200% Over 4th Qtr. 2004

DALLAS, TX -- 03/30/2006 -- RG America, Inc. (OTC BB: RGMI), ("RGA") a Dallas-based Insurance Restoration Company specializing in recovery, remediation, roofing and re-construction of insurance losses, today provided guidance for fourth quarter and year-end financial results for 2005. Due to extraordinary demands from major growth in new projects contracted in 2005, the Company has filed an extension with the Securities and Exchange Commission ("SEC") for its annual 10-KSB report. RGA does however, expect to file its annual report within the normal 15-day extension period granted by the SEC. The Company has been very busy as a result of last year's extraordinary hurricane season, and is currently working on contracts in excess of $35 million.

RGA estimates that it will report positive growth in revenue and net income for the fourth quarter of fiscal 2005, in excess of 200%, as compared to the same period in 2004. For the year ended December 31, 2005, the Company also estimates significant growth in both revenue and net income, as compared to year-end 2004 financial results. Actual year-end financial results will be released in the Company's annual 10-KSB filing.

"We look forward to announcing our 2005 results, and this delay in filing the 10-KSB is not the result of any error or need to re-state any previous releases. We have been upgrading both our accounting and tracking software to meet our growing needs and unfortunately, this has prevented us from completing all of the reports required in the expected time frame," stated Bruce A. Hall, CFO for RG America. "We have truly been working at a breakneck pace continually signing new contracts, as well as working on contracts carrying over from 2005," added Mr. Hall. "RG America expects to continue our aggressive expansion, considering business opportunities as they arise, while we prepare for the heavy hurricane seasons forecasted for the next 5 years."

About RG America, Inc.

RG America is a family of companies delivering both insurance restoration services and targeted insurance services/products. Its restoration subsidiaries specialize in remediation, insurance recovery, roofing, re-construction and project management for insurance losses. The company focuses primarily on multi-family, retail and commercial real estate properties that have experienced catastrophic losses caused by hurricane, flood, fire, wind or hail. RG Insurance Services, Inc. ("RGIS") is a full lines insurance agency. It will be the general agency for RGA's proprietary property and casualty insurance product called PropertySMART®, which delivers improved service and cost savings to the multi-family and commercial property industries.

This release shall not constitute an offer to sell or the solicitation of an offer to buy securities to/from any person, nor shall there be any sale of these securities in any jurisdiction in which it is unlawful to make such an offer or solicitation. A number of statements in this press release are forward-looking statements, which are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Act of 1995. These forward-looking statements involve a number of products and technologies, competitive market conditions, successful integration of acquisitions, the ability to secure additional sources of financing, the ability to reduce operating expenses and other factors described in the Company's filings with the SEC. The actual results that the Company may achieve may differ materially from any forward-looking statements due to such risks and uncertainties.

Contact:

Tim Clemensen
Rubenstein Investor Relations
212-843-9337
tclemensen@rubensteinir.com

Kevin L. Dahlberg
RG America Inc.
972 919-4774 ext. 224
kdahlberg@rgamerica.com